EXHIBIT 12.1
                                                                   ------------

                                  Sbarro, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                                        Fiscal Year
                                             ---------------------------------------------------------------------------------------

                                                  1999            1998             1997          1996          1995          1994
Fixed charges:

Interest expense                                 $7,948              $0               $0            $0            $0            $0

Rental expense                                   20,981          19,705           18,419        16,667        16,193        14,520

                                          =============   =============    =============  ============  ============  =============
Total fixed charges                             $28,929         $19,705          $18,419       $16,667       $16,193       $14,520
                                          =============   =============    =============  ============  ============  =============

Earnings available for fixed charges:

Earnings (1)                                     48,845          56,703           58,197        60,306        34,321        53,270
Add fixed charges                                20,981          19,705           18,419        16,667        16,193        14,520

Total earnings available for
        fixed charges                           $69,826         $76,408          $76,616       $76,973       $50,514       $67,790
                                          =============   =============    =============  ============  ============  =============

Ratio of earnings to fixed charges (2)              2.4             3.9              4.2           4.6           3.1           4.7



                                                ------------------
                                                    Pro Forma
                                                       1999

Fixed charges:

Interest expense                                          $31,226

Rental expense                                             20,981

                                                 =================
Total fixed charges                                       $52,207
                                                 =================

Earnings available for fixed charges:

Earnings (1)                                               16,157
Add fixed charges                                          52,207

Total earnings available for
        fixed charges                                     $68,364
                                                 =================

Ratio of earnings to fixed charges (2)                        1.3



(1) Earnings represents "Income (loss) before income taxes and cumulative effect of change in method of accounting"

(2) The ratio of earnings to fixed charges has been computed by dividing total earnings available for fixed charges by total fixed charges. Total fixed charges consist of interest and one - third of rent expense (deemed to be a reasonable approximation of the interest factor).